                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                  NTELOS Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[ntelos logo]
                                                                401 Spring Lane
                                                                      Suite 300
JAMES S. QUARFORTH                                               P. O. Box 1990
CHIEF EXECUTIVE OFFICER                                    Waynesboro, VA 22980
                                                        Telephone: 540 946-3500
                                                       Telecopier: 540 946-3595
                                March 30, 2001

Dear Shareholder:

   You are cordially invited to attend our 2001 annual meeting of shareholders at 10:00 a.m. on Tuesday, May 8, 2001. The meeting will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. Please join us for refreshments at 9:30 a.m.

   You will find complete information about the meeting in the enclosed Notice and Proxy Statement. Your 2000 Annual Report is being sent to you with this Proxy Statement.

   We sincerely hope you will be able to be present at the meeting, but whether or not you plan to attend, we request that you sign your Proxy Card and mail it in the enclosed envelope. The prompt return of your Proxy will be appreciated.

                               Sincerely,

                               J. S. Quarforth
                               Chief Executive Officer

[NTELOS LOGO]

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

   Notice is hereby given that the annual meeting of shareholders of NTELOS Inc. will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, on Tuesday, May 8, 2001, at 10:00 a.m. for the following purposes:

    (1) To elect five directors (Proposal 1);

    (2) To approve an amendment to our Non-Employee Directors' Stock Option Plan reserving up to an additional 100,000 shares of our common stock for issuance thereunder (Proposal 2);

    (3) To approve an amendment to our 1997 Stock Compensation Plan reserving up to an additional 1,550,000 shares of our common stock for issuance thereunder (Proposal 3); and

    (4) To transact any other business that may properly come before the meeting.

   Only shareholders of common stock of record at the close of business on March 13, 2001 will be entitled to vote at the meeting.

                      By Order of the Board of Directors

                               M. B. Moneymaker

                              Corporate Secretary

Waynesboro, Virginia
March 30, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES WILL BE REVOKED.

[LOGO OF NTELOS]

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 8, 2001

GENERAL INFORMATION

   This proxy statement is furnished to the shareholders of NTELOS Inc. ("NTELOS") in connection with the solicitation of proxies by our board of directors to be voted at the annual meeting of shareholders to be held at 10:00 a.m. on Tuesday, May 8, 2001, at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, and at any adjournment. The mailing address of our corporate office is 401 Spring Lane, Suite 300, P. O. Box 1990, Waynesboro, Virginia 22980.

   This proxy statement and enclosed proxy card are being mailed to shareholders beginning on or about March 30, 2001. Our annual report to shareholders that includes financial statements for the years ending December 31, 2000, 1999 and 1998 is enclosed.

INFORMATION ABOUT VOTING

   Shareholders can vote on matters being brought at the annual meeting in two ways: by proxy or in person. To vote in person, simply come to the meeting and cast your vote there. If you wish to vote by proxy, you need to sign, date and return the enclosed proxy card. By signing and returning your proxy card, the individuals named on the card (your "proxies") will vote your shares as directed. If no direction is made on the proxy card, your shares will be voted in accordance with the recommendations of the board of directors that are found in this proxy statement. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, or by voting in person at the meeting.

   We do not know of any matters other than those referred to in the accompanying notice which are to come before the meeting. If any other matters are properly presented for action, your proxies will vote the proxy in accordance with their best judgment.

SHAREHOLDERS ENTITLED TO VOTE

   Only shareholders as of the close of business on March 13, 2001, the record date for the meeting, are entitled to vote at the annual meeting. As of the record date, there were 16,852,922 shares of common stock outstanding, and 15,868,648 shares outstanding and entitled to vote at the annual meeting. Also, our outstanding convertible preferred stock votes with our common stock on an as converted basis. As of the record date, our preferred stock was entitled to an aggregate of 5,979,194 votes.

QUORUM REQUIREMENTS

   A quorum of shareholders is required to hold a valid meeting. Under our bylaws, a quorum exists if a majority of the outstanding shares entitled to vote are represented, in person or by proxy, at the meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for purposes of establishing a quorum. If less than a quorum is present at the annual meeting, a majority of those shares present or represented by proxy may adjourn the meeting without notice, other than by announcement at the meeting.

   Abstentions may be specified for any of the proposals being considered at the meeting. A properly executed proxy marked as "ABSTAIN" or "WITHHOLD AUTHORITY" will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting.

   Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on various "routine" proposals, such as the election of directors, when they have not received instructions from beneficial owners. These brokers may not exercise their voting discretion with respect to proposals for non-routine matters such as the amendments to the Non-Employee Directors' Stock Option Plan and the 1997 Stock Compensation Plan. If beneficial owners of our shares do not give brokers specific instructions as to how to vote their shares, referred to as broker non-votes, brokers cannot vote such shares with respect to the approval and adoption of the non-routine proposals. Shares held by brokers that are not voted on any matter will not be included in determining whether a quorum is present, and, therefore, will have no effect on the approval of the proposals.

VOTES REQUIRED TO APPROVE PROPOSALS

   Election of directors. The affirmative vote of a plurality of the votes cast at the meeting for each director nominee is required for his or her election. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more nominees will not be voted with respect to the nominee or nominees indicated, and will have no effect on the outcome of the election.

   Other proposals. Approval of the amendments to the Non-Employee Directors' Stock Option Plan and the 1997 Stock Compensation Plan requires the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy. Therefore, a properly executed proxy marked "ABSTAIN" with respect to these proposals will have the same effect as a vote against the proposal, and shares held by brokers that are not voted on any matter will have no effect on the outcome of these proposals.

COST OF PROXY SOLICITATION

   Solicitations of proxies will be made by use of the United States mail and may be made by direct or telephone contact by NTELOS through our employees, officers and agents. All solicitation expenses will be borne by us. Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons and we will reimburse them for their reasonable charges in connection with this distribution.

                                STOCK OWNERSHIP

   The following table presents information, as of March 13, 2001, regarding the beneficial ownership of our common stock by:

  . each person known to us to be a beneficial owner of five percent or more of our common stock;

  . each director;

  . each executive officer; and

  . all directors and executive officers as a group.

   Under Securities and Exchange Commission rules, beneficial ownership of our common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Unless otherwise indicated in the footnotes to this table, each of the beneficial owners named in the table has sole voting and investment power with respect to their shares of our common stock. Unless otherwise noted, the address for each of our directors and executive officers is c/o NTELOS Inc., 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. As of March 13, 2001, we had 16,852,922 shares of common stock outstanding, and 15,868,648 shares outstanding and entitled to vote at the annual meeting. Also, our Series B and Series C preferred stock votes with our common stock on an as-converted basis. Accordingly, for purposes of calculating the percentage of total voting power below, we have included in the number of outstanding shares of common stock the shares of common stock outstanding and entitled to vote at the annual meeting and 5,979,194 shares of our Series B and Series C preferred stock.

                                                    Number of Shares      Percentage of
Name and Address of Beneficial Owner             Beneficially Owned (1) Total Voting Power
------------------------------------             ---------------------- ------------------
Welsh, Carson, Anderson & Stowe (2)                    5,678,529               14.9%
John Hancock Advisors, Inc. (3)                        1,401,000                6.4
James S. Quarforth (4)                                   177,596                  *
Carl A. Rosberg (5)                                      102,908                  *
Phyllis H. Arnold (6)                                      3,206                  *
Anthony J. de Nicola (7)                                  11,691                  *
William W. Gibbs, V (8)                                  157,517                  *
A. William Hamill (9)                                      1,534                  *
J. Allen Layman                                          769,354                3.5
C. Wilson McNeely, III (10)                               19,793                  *
John B. Mitchell, Sr. (11)                                 8,797                  *
John N. Neff (12)                                          5,881                  *
John B. Williamson, III                                    2,190                  *
Warren C. Catlett (13)                                    24,023                  *
David R. Maccarelli (14)                                  54,226                  *
Michael B. Moneymaker (15)                                37,261                  *
Don Marie Persing (16)                                    11,803                  *
Charles A. Richardson                                      2,170                  *
All directors and executive officers as a group
 (16 persons)                                          1,389,950                6.4%

* Less than one percent

(1) Includes shares held by spouses, children, trusts, and companies in which the director or officer owns a controlling interest and over which the director or officer has voting and investment power.

(2) Gives effect to the agreement of Welsh, Carson, Anderson & Stowe not to vote more than 14.9% of the votes entitled to be cast. Absent this agreement, Welsh Carson would have the power to vote 24.6% of the votes entitled to be cast. Of these shares, Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. each own 2,585,805 shares beneficially and of record. These shares include 206,918 shares owned beneficially and of record by individuals who are members of the limited liability company that serves as the sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s, including Mr. de Nicola and individuals employed by its investment advisor. Each of Welsh, Carson, Anderson & Stowe VIII L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. disclaim beneficial ownership of all shares except to the extent owned of record by them. The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Morgan Stanley has the right, by grant of a proxy from Welsh Carson, to cast votes in excess of 14.9% of the outstanding votes that Welsh Carson otherwise would be entitled to vote, except that Morgan Stanley will not vote more than 9.9% of the votes entitled to be cast. Shares owned by Welsh Carson that represent more than 14.9% of the votes entitled to be cast and that are not voted by Morgan Stanley pursuant to this proxy, will be voted proportionately with the votes cast at this meeting by our public shareholders. These shares also include 300,000 shares which WCAS Capital Partners III, L.P. has the right to acquire through the exercise of warrants.
(3) Based on information contained in Schedule 13G, dated February 28, 2001, filed with the Securities and Exchange Commission.
(4) Includes 124,150 shares which Mr. Quarforth has the right to acquire through the exercise of stock options.
(5) Includes 72,600 shares which Mr. Rosberg has the right to acquire through the exercise of stock options.
(6) Includes 2,206 shares which Ms. Arnold has the right to acquire through the exercise of stock options.
(7) Includes 1,495 shares which Mr. de Nicola has the right to acquire through the exercise of stock options and 778 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share. Excludes 5,669,111 shares owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and other individuals who are affiliated with Welsh Carson. Mr. de Nicola disclaims beneficial ownership of such shares. See footnote (2) above.
(8) Includes 1,558 shares which Mr. Gibbs has the right to acquire through the exercise of stock options.
(9) Includes 534 shares which Mr. Hamill has the right to acquire through the exercise of stock options.
(10) Includes 2,107 shares which Mr. McNeely has the right to acquire through exercise of stock options.
(11) Includes 2,377 shares which Mr. Mitchell has the right to acquire through the exercise of stock options.
(12) Includes 4,981 shares which Mr. Neff has the right to acquire through the exercise of stock options.
(13) Includes 22,285 shares which Mr. Catlett has the right to acquire through the exercise of stock options.
(14) Includes 50,666 shares which Mr. Maccarelli has the right to acquire through the exercise of stock options.
(15) Includes 27,500 shares which Mr. Moneymaker has the right to acquire through the exercise of stock options.
(16) Includes 8,500 shares which Ms. Persing has the right to acquire through the exercise of stock options.

   Morgan Stanley Dean Witter Equity Funding, Inc. owns 600,665 shares of our Series B and Series C preferred stock, representing 2.7% of the total voting power. Morgan Stanley has informed us that, as of March 13, 2001, entities affiliated with Morgan Stanley also own 2,763 shares (less than 1%) of our common stock. In addition, Morgan Stanley has the right, by grant of a proxy from Welsh Carson, to cast votes entitled to be cast by Welsh in excess of 14.9% of the outstanding votes on matters presented at this meeting, except that Morgan Stanley will not, in the aggregate, cast more than 9.9% of the votes entitled to be cast.

   Based on a review of the forms and written representations received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, we believe that during 2000 our directors and executive officers complied with all applicable Section 16 filing requirements.

                             ELECTION OF DIRECTORS

                                  PROPOSAL 1

   There are currently eleven members of the board of directors, divided into three classes. One class is elected each year for a three-year term. This year, the term of our Class I directors will expire at the annual meeting. The board of directors proposes that the directors listed under "Nominees for Class I Directors" be re-elected for a three year term expiring in 2004.

   In addition to the Class I directors, there are two directors who have been appointed since our last annual meeting to classes other than Class I, who must now stand for election. The board of directors proposes that the directors listed under "Nominee for Class II Directors" and "Nominee for Class III Directors" be elected for terms expiring in 2002 and 2003, respectively.

   The nominees listed below are all current directors who have consented to stand for re-election. It is not anticipated that any nominee for election will become unable to serve as a director, but if any or all are unable to accept nomination, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the board of directors.

   The term of Mr. C. Wilson McNeely, III, as a Class I director will expire at the 2001 annual meeting coincident with Mr. McNeely's planned retirement as a director. As a result of Mr. McNeely's retirement, we will have 10 directors but will continue to maintain a board of directors constituting 11 members. We are maintaining a vacant director's seat in order to provide the flexibility to add an additional director if the board of directors so determines. Any director added before the 2002 annual meeting would be subject to election by shareholders at the 2002 annual meeting.

   Due to Mr. McNeely's planned retirement as a Class I director, Mr. de Nicola has been realigned from a Class II director to a Class I director. Mr. de Nicola's realignment makes the three board classes as nearly equal in size as possible--three Class I directors, three Class II directors and four Class III directors.

   Shares represented by proxies in the accompanying form cannot be voted for a greater number of persons than the number of nominees named below. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees for directors.

NOMINEES FOR CLASS I DIRECTORS WHOSE TERM WILL EXPIRE IN 2004

   Carl A. Rosberg, age 48, has been a director of NTELOS since 1992. Mr. Rosberg is currently the Executive Vice President and Chief Operating Officer of NTELOS as well as President and Chief Operating Officer of its subsidiaries. Mr. Rosberg served as President and Chief Operating Officer from May 1, 1999 to February 13, 2001, when our merger with R&B Communications became effective, and Senior Vice President from May 1, 1990 to May 1, 1999.

   A. William Hamill, age 53, was appointed a director of NTELOS in January 2001. Mr. Hamill has been Executive Vice President and Chief Financial Officer of United Dominion Realty Trust Inc., Richmond, Virginia since April 1999. Prior to joining United Dominion, Mr. Hamill served as Executive Vice President and Chief Financial Officer of Union Camp Corporation, Wayne, New Jersey, from June 1996 to April 1999 and as managing director of Corporate Finance with Morgan Stanley & Co. Incorporated, New York, prior to June 1996.

   Anthony J. de Nicola, age 36, was appointed a director of NTELOS in July 2000. Mr. de Nicola has been the managing member and the general partner of the sole general partners of Welsh, Carson, Anderson & Stowe

VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and other associated investment partnerships since 1994. Prior to 1994 he worked for William Blair & Co. in the merchant banking area. Mr. de Nicola also serves as a director for the following companies: Centennial Communications; BTI Telecom Corp.; Valor Telecommunications, LLC; Alliance Data Systems, Inc. and several private companies. In accordance with the terms of our Series B preferred stock, Welsh, Carson, Anderson & Stowe has designated Mr. de Nicola its representative on our board of directors.

NOMINEE FOR CLASS II DIRECTORS WHOSE TERM WILL EXPIRE IN 2002

   John B. Williamson, III, age 46, has been a director of NTELOS since February 13, 2001. Mr. Williamson has been President and Chief Executive Officer and a director of RGC Resources, Inc., Roanoke, Virginia since February 1998. Prior to that time, Mr. Williamson was Vice President of RGC Resources. Mr. Williamson was a director of R&B Communications before our merger with R&B Communications.

NOMINEE FOR CLASS III DIRECTOR WHOSE TERM WILL EXPIRE IN 2003

   J. Allen Layman, age 49, has been a director and Chairman of the Board of NTELOS since February 13, 2001. Mr. Layman is President of NTELOS. Prior to our merger with R&B Communications, Mr. Layman was Chief Executive Officer and a director of R&B Communications. Mr. Layman serves as a director for RGC Resources, Inc., MPHASE Technologies, Inc. and the Bank of Fincastle.

          The board of directors recommends a vote "FOR" Proposal 1.

CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2002

   John B. Mitchell, Sr., age 60, has been a director of NTELOS since 1989. Mr. Mitchell is President and Chairman of the Board of Hammond-Mitchell, Inc., a construction contractor in Covington, Virginia.

   James S. Quarforth, age 46, has been a director of NTELOS since 1987. Mr. Quarforth has been Chief Executive Officer of NTELOS and its subsidiaries since May 1, 1999. Mr. Quarforth served as President and Chief Executive Officer from May 1, 1990 to May 1, 1999 and Chairman of the Board from May 1, 1999 to February 13, 2001. Mr. Quarforth is also a director of Virginia Financial Corporation, Staunton, Virginia.

CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2003

   Phyllis H. Arnold, age 52, has been a director of NTELOS since 1999. Ms. Arnold has been Executive Vice President of BB&T (North Carolina) as well as President of BB&T's West Virginia operations since July 2000 when her previous employer, One Valley Bancorp, merged with BB&T. Between 1991 and the merger, Ms. Arnold was Executive Vice President and Chief Operating Officer of One Valley Bancorp.

   John N. Neff, age 49, has been a director of NTELOS since 1995. Mr. Neff is President and Chief Executive Officer of Nielsen Builders, Inc., Harrisonburg, Virginia.

   William W. Gibbs, V, age 60, has been a director of NTELOS since 1977. Mr. Gibbs is President of Comprehensive Computer Consultants, Staunton, Virginia.

SHAREHOLDER NOMINEES FOR DIRECTOR

   Any shareholder recommendation for a nominee for director at the 2002 annual meeting of shareholders should be submitted in writing to our Corporate Secretary not later than March 15, 2002 and must include a description of the proposed nominee's qualifications and relevant biographical information, as well as certain information required by our bylaws, including
(i) the name and business address of the proposed nominee; (ii) the proposed nominee's consent to being placed in nomination; (iii) the recommending shareholder's name and address; (iv) the class and number of shares of the Company's stock beneficially owned by the shareholder, and (v) any material interest of the shareholder in the proposed nomination.

MEETINGS OF THE BOARD OF DIRECTORS

   The board of directors held 13 regular meetings during 2000. All directors attended more than 75% of the meetings of the board and committees of which he or she is a member, except C. Wilson McNeely.

DIRECTOR COMPENSATION

   In 2000, non-employee directors received a monthly retainer fee of $900. Upon election by December 15 of the preceding year, non-employee directors may elect to receive all, or a portion of the $900 monthly retainer fee in options for our common stock pursuant to our Non-Employees Directors' Stock Plan. Commencing on August 1, 2000, non-employee directors received an additional $1,000 per month payable in options for common stock pursuant to the Non-Employee Directors' Stock Plan. Non-employee directors received a fee of $400 for each board meeting attended until August 1, 2000, when the board meeting fee increased to $500.

                            COMMITTEES OF THE BOARD

   During fiscal 2000, the board of directors had four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Governance Committee.

   Executive Committee. The Executive Committee possesses all of the powers of the board of directors except the power to approve or recommend actions for shareholder vote, fill vacancies on the board or any of its committees, amend the articles of incorporation, adopt, amend or repeal bylaws, approve mergers, approve dividends, and issue stock. James S. Quarforth (chairperson), J. Allen Layman, John B. Mitchell, Sr. and Anthony J. de Nicola currently comprise the Executive Committee, which met four times during 2000.

   Compensation Committee. The Compensation Committee is charged with reviewing the board of directors' compensation policies, evaluating the compensation of the CEO and other senior management, evaluating the performance of the CEO and other senior management and reviewing our general compensation strategy and stock option programs. John N. Neff (chairperson), John B. Mitchell, Sr., C. Wilson McNeely, III, Anthony J. de Nicola and John
B. Williamson, III currently comprise the Compensation Committee, which held three meetings during 2000.

   Audit Committee. The functions of the Audit Committee and its activities during 2000 are described below under the heading REPORT OF THE AUDIT COMMITTEE. The current members of the Audit Committee are William W. Gibbs, V (chairperson), Anthony J. de Nicola, C. Wilson McNeely, III, John N. Neff and John B. Williamson, III. The Audit Committee met two times during 2000.

   Governance Committee. The Governance Committee's responsibilities include consideration of the size and composition of the board of directors, monitoring procedures for corporate decision-making, reviewing public policy issues, recommending actions to increase the board of director's effectiveness, and evaluating shareholder proposals. The Governance Committee also considers nominees for director suggested by shareholders. John B. Mitchell, Sr. (chairperson), James S. Quarforth, J. Allen Layman, Phyllis H. Arnold and Anthony J. de Nicola currently comprise the Governance Committee, which held one meeting in 2000.

                         REPORT OF THE AUDIT COMMITTEE

   The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.

   The Audit Committee acts pursuant to a charter adopted by the board of directors, a copy of which is attached as Appendix A. As set forth in more detail in the charter, the Audit Committee's primary responsibilities are focused in four broad categories:

     1. Recommend to the board of directors the appointment of independent accountants;

     2. Consult with management or independent accountants regarding the audit scope and the audit plan;

     3. Review and approve company financial statements; and

     4. Review with management and auditors the adequacy of internal controls.

   Each of the Audit Committee members qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers (referred to as NASD), except that Mr. de Nicola may not be considered independent because he is employed with Welsh, Carson, Anderson & Stowe and investment funds affiliated with that entity, which collectively own a significant percentage of our common stock and therefore may be deemed our affiliate under NASD listing standards. Welsh Carson disclaims affiliate status with respect to NTELOS. See "STOCK OWNERSHIP" above. The board of directors has determined that if Welsh Carson was determined to be an affiliate of ours, it is nevertheless in the best interest of the company and its shareholders for Mr. de Nicola to serve on the Audit Committee notwithstanding this relationship, and as permitted by NASD rules, because of his extensive knowledge of financial matters generally, his significant experience in the telecommunications industry and his past service on the board of directors and audit committee of numerous other public companies.

   In overseeing the preparation of our financial statements, the Audit Committee met with both management and our outside auditors to review and discuss annual financial statements prior to their issuance and to discuss significant accounting issues. Management advised us that the annual financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee's review included discussions with the outside auditors of matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

   With respect to our outside auditors, we discussed with McGladrey & Pullen, LLP, among other things, matters related to its independence from us and our management, including disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, we also discussed with McGladrey & Pullen the overall scope and plans for their respective audit. To this end, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

AUDIT FEES

   For 2000, our accountants billed us $271,938 for their audit of our annual financial statements, their reviews of our financial statements included with the quarterly reports on Form 10-Q, and research and consultation on audit and accounting matters arising during the course of such services.

ALL OTHER FEES

   For services other than those listed above, audits and associated consulting, our accountants billed us an aggregate amount of $272,452.

   In conjunction with these fees, the Audit Committee has determined that McGladrey & Pullen's performance of non-audit services for NTELOS does not interfere with their independence from the company.

                           William W. Gibbs, V (chairperson)
                           C. Wilson McNeely, III
                           John N. Neff
                           Anthony J. de Nicola
                           John B. Williamson, III

                          SUMMARY COMPENSATION TABLES

   The following tables set forth information as to compensation paid to the chief executive officer and the next four most highly compensated executive officers of the company, the named executive officers, for 2000, with comparisons to 1999 and 1998 information, as well as option grants and exercises for 2000:

                            EXECUTIVE COMPENSATION

                                                      Long Term
                                                     Compensation
                                                     ------------
           Annual Compensation                          Awards
------------------------------------------------------------------------------
  Name and                                             Options/
Principal Position            Year  Salary   Bonus       SARs     All Other(1)
------------------            ----  ------   -----     --------   ------------
James S. Quarforth            2000 $296,700 $225,022    51,700      $14,283
Chief Executive Officer       1999  267,250   64,140    40,000       14,230
                              1998  237,000   90,616    21,000        7,800
Carl A. Rosberg               2000  201,500   83,748    21,675       10,015
Executive Vice President and  1999  183,500   38,535    18,000        9,614
Chief Operating Officer       1998  167,500   49,409    12,000        7,392
David R. Maccarelli           2000  151,225   48,271    12,250        7,176
Senior Vice President and     1999  144,200   25,956    10,000        7,566
Chief Technology Officer      1998  137,500   39,917    12,000        7,086
Michael B. Moneymaker         2000  146,250   80,620    15,925        6,992
Senior Vice President,        1999  132,000   23,760    10,000        6,825
Chief Financial Officer,      1998  120,500   31,488     7,000        6,268
Treasurer and Secretary
Don Marie Persing             2000  132,000   62,370    15,975        6,503
Senior Vice President         1999  108,000   21,636     6,000        5,236
                              1998   59,375   15,453     6,000        1,433

(1) Ms. Persing was hired on May 4, 1998.

   In 2000, we made contributions to the savings plan of $5,414 for James S. Quarforth, $6,120 for Carl A. Rosberg, $5,406 for David R. Maccarelli, $2,417 for Michael B. Moneymaker and $2,429 for Don Marie Persing. Contributions were also made to the deferred compensation plan of $7,777 for James S. Quarforth, $2,869 for Carl A. Rosberg, $973 for David R. Maccarelli, $3,837 for Michael
B. Moneymaker and $3,435 for Don Marie Persing. In addition, we made the group life insurance premium payments of $1,032 for James S. Quarforth, $970 for Carl A. Rosberg, $753 for David R. Maccarelli, $697 for Michael B. Moneymaker and $604 for Don Marie Persing and accidental death and disability payments of $60 for James S. Quarforth, $56 for Carl A. Rosberg, $44 for David R. Maccarelli, $41 for Michael B. Moneymaker and $35 for Don Marie Persing

   In 1999, we made contributions to the savings plan of $5,760 for James S. Quarforth, $5,760 for Carl A. Rosberg, $4,507 for David R. Maccarelli, $3,680 for Michael B. Moneymaker and $2,298 for Don Marie Persing. In 1999 we also made contributions to the deferred compensation plan of $7,366 for James S. Quarforth, $2,916 for Carl A. Rosberg, $2,287 for David R. Maccarelli, $2,467 for Michael B. Moneymaker and $2,414 for Don Marie Persing. In addition, we made group life insurance premium payments of $1,032 for James S. Quarforth, $877 for Carl A. Rosberg, $722 for David R. Maccarelli, $634 for Michael B. Moneymaker and $490 for Don Marie Persing and accidental death and disability payments of $72 for James S. Quarforth, $61 for Carl A. Rosberg, $50 for David R. Maccarelli, $44 for Michael B. Moneymaker and $34 for Don Marie Persing.

   In 1998, we made contributions to the savings plan of $5,760 for James S. Quarforth, $5,760 for Carl A. Rosberg, $5,760 for David R. Maccarelli, $5,115 for Michael B. Moneymaker and $1,352 for Don Marie Persing. In addition, we made group life insurance premium payments of $1,968 for James S. Quarforth, $1,574 for Carl A. Rosberg, $1,279 for David R. Maccarelli, $1,112 for Michael
B. Moneymaker and $78 for Don Marie Persing and accidental death and disability payments of $72 for James S. Quarforth, $58 for Carl A. Rosberg, $47 for David R. Maccarelli, $41 for Michael B. Moneymaker and $3 for Don Marie Persing.

                            OPTION/SAR GRANTS TABLE

                     Option/SAR Grants in Last Fiscal Year

                                                            Potential Realizable
                                                          Value At Assumed Rates of
                                                          Stock Price Appreciation
                   Individual Grants                           For Option Term
--------------------------------------------------------- -------------------------

                         % of Total
              Options/  Options/SARs Exercise
                SARs     Granted to   or Base
             Granted(1) Employees in   Price   Expiration
    Name      (Shares)  Fiscal Year  per Share    Date       5%(2)        10%(2)
    ----     ---------- ------------ --------- ----------    -----        ------
James S.
 Quarforth     40,000      12.6%      40.5000  02/28/2010   $1,018,809   $2,581,863
               11,700                 33.9375  08/28/2010      249,714      632,825

Carl A.
 Rosberg       18,000       5.3%      40.5000  02/28/2010      458,464    1,161,838
                3,675                 33.9375  08/28/2010       78,436      198,772

David R.
 Maccarelli    10,000       3.0%      40.5000  02/28/2010      254,702      645,466
                2,250                 33.9375  08/28/2010       48,022      121,697

Michael B.
 Moneymaker    10,000       3.9%      40.5000  02/28/2010      254,702      645,466
                5,925                 33.9375  08/28/2010      126,458      320,469

Don Marie
 Persing       10,000       3.9%      40.5000  02/28/2010      254,702      645,466
                5,975                 33.9375  08/28/2010      127,525      323,174

(1) No SARs were granted in tandem with stock options.
(2) In order to realize the potential value set forth, the price per share of our common stock would be $65.97 and $105.05, respectively, at the end of the ten-year option term for options granted February 28, 2000. The price per share of our common stock would be $55.28 and $88.03, respectively, at the end of the ten-year option term for options granted August 28, 2000.

                 OPTION/SAR EXERCISES AND YEAR END VALUE TABLE

   Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR
                                     Value

                                                             Value of Unexercised
                                       Number of Securities      In-The-Money
                                      Underlying Unexercised     Options/SARS
                                      Options/SARS at FY End      at FY End
             Shares Acquired  Value        Exercisable/          Exercisable/
  Name         on Exercise   Realized     Unexercisable         Unexercisable
-----------  --------------- -------- ---------------------- --------------------
James S.
 Quarforth       12,000      $375,000    89,700 / 101,400       $66,725 / $525
Carl A.
 Rosberg          8,000       247,125    55,450 /  46,325        48,950 /  600
David R.
 Maccarelli          --            --    37,516 /  30,900           430 /  600
Michael B.
 Moneymaker          --            --    17,400 /  30,275           194 /  338
Don Marie
 Persing             --            --     4,500 /  23,475            -- /   --

   Closing price on December 29, 2000, the last day of our fiscal 2000, was $17.625 and was used in calculating the value of unexercised options.

                 PENSION PLAN/DEFINED BENEFIT PLAN DISCLOSURE

   The following table reflects the estimated aggregate retirement benefits to which certain of our executive officers, including each of the named executive officers in the Summary Compensation Table, are expected to be entitled under the provisions of our non-contributory, funded employee retirement plan and the executive supplemental retirement plan (the "Plans"). The table illustrates the amount of aggregate annual retirement benefits payable under the Plans for an executive retiring in 2000 at age 65 computed on a straight life annuity. The amount of benefit assumes that the executive has completed a minimum of 15 years of service. The supplemental benefit amount will not be paid for service of less than 15 years. Additional aggregate benefits are not earned for service in addition to 35 years. Amounts listed will be reduced by social security benefits and offset by employer 401(k) contributions.

                        Annual Retirement Benefits Payable for
                             Respective Years of Service
                        --------------------------------------
  Average
   Annual
Compensation     15 years       20 years       25 years       30 years       35 years
------------     --------       --------       --------       --------       --------
  $200,000       $100,000       $115,000       $130,000       $145,000       $160,000
   275,000        137,500        158,125        178,750        199,375        220,000
   350,000        175,000        201,250        227,500        253,750        280,000
   425,000        212,500        244,375        276,250        308,125        340,000
   500,000        250,000        287,500        325,000        362,500        400,000
   575,000        287,500        330,625        373,750        416,875        460,000
   650,000        325,000        373,750        422,500        471,250        520,000

   The number of credited years of service for James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker and Don Marie Persing is 21 years, 12 years, 8 years, 5 years and 4 years, respectively.

                     REPORT OF THE COMPENSATION COMMITTEE

   We maintain a compensation program designed to motivate, retain and attract management, with incentives linked to financial performance and enhanced shareholder value. The fundamental philosophy is to relate the amount of compensation for an executive directly to his or her contribution to our success in achieving superior performance objectives. Our executive compensation program consists of three components: 1) base salary; 2) potential for annual incentive compensation based on company performance; and,
3) the opportunity to earn long-term stock-based incentives which are intended to encourage achievement of superior long-term results and to align executive officer interests with those of the shareholders. The base salary element is developed based on the performance of the individual executives with reference to industry, peer group and national surveys, with the objective of having our chief executive officer receive a level of base salary similar to the average base salary of chief executives at similarly sized technological service companies. Base salary levels of other executive officers are established by reference to the chief executive officer's salary, depending on the type and level of responsibility of the other executives. The annual incentive compensation element is based on our attainment of certain levels of profitability, service and on the individual's overall performance, all as set forth in our annual management incentive plan. The criteria contained in the annual management incentive compensation plan (MIP) is developed in conjunction with our annual business plan. The long-term stock-based element is developed by reference to competitive practices and trends of other companies, which use stock options as a component of executive compensation. Long-term stock-based compensation is given great weight in our overall compensation mix in order to provide incentive for executive officers to increase shareholder value. Accordingly, the Compensation Committee has taken into account the amount and value of options held by each of the executive officers when considering new grants to assure that deserving executives have a significant equity participation in the company. The Chief Executive Officer's total compensation increased by $190,332 in 2000 compared to 1999. A number of factors and criteria were utilized by the Compensation Committee in evaluating the increase in total compensation. An independent compensation consulting firm's industry market survey of similarly sized technological service companies as well as individual performance were utilized to determine the base salary increase of $29,450. The achievement of strong revenue, customer growth and strategic accomplishments toward our long-term business goals in 2000 resulted in incentive compensation of $225,022. Specifically, during 2000, we closed on the acquisition of PrimeCo's Virginia PCS operations, consolidated the Virginia PCS Alliance operations, entered into an agreement to merge with R&B Communications, Inc., raised $250 million in preferred capital, closed on $700 million in new debt facilities and sold our directory assistance and analog cellular operations. During 2000, our consolidated total assets exceeded $1.0 billion, up from $218 million a year ago, and consolidated net operating revenues increased $43.5 million or 62% ($11.7 million or 20% for 1999 over 1998). This growth reflects the aforementioned transactions and internal growth from the addition of 37,000 digital PCS customers within the Virginia and West Virginia PCS Alliances, nearly 14,000 Internet subscribers and nearly 9,000 competitive business telephone lines.

                              John N. Neff (chairperson)
                              Anthony J. de Nicola
                              John B. Williamson, III
                              C. Wilson McNeely, III
                              John B. Mitchell, Sr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   As indicated above, John Neff is a member of the Compensation Committee of the board of directors. During fiscal 2000, Mr. Neff served as an executive officer of Nielsen Builders, Inc., with which there is an "interlock" relationship, as defined by the Securities and Exchange Commission, arising from Mr. Neff concurrently serving as a director of the company and as an executive officer of Nielsen Builders, to which the company awarded construction contracts in fiscal 2000 and 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The board of directors believes that the terms of these transactions were no less favorable to the company than terms available from unrelated parties for comparable transactions.

                          OTHER EMPLOYEE ARRANGEMENTS

   We have entered into management agreements with our named executive officers, James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker and Don Marie Persing. The agreements are identical. Each was approved by the non-employee members of the board of directors.

   The agreements provide for certain benefits if we have a change in control followed by (1) termination of the executive's employment without cause prior to the fifth anniversary of the change of control date, or (2) resignation of the executive for good reason prior to the fifth anniversary of the change of control date (even if such resignation occurs after the term of the agreement). "Cause" means that the executive has been convicted of a felony that involves misappropriation or has willfully and continually failed to perform a material duty or responsibility. "Good reason" means any of the following: compensation is reduced; responsibilities are diminished; relocation of more than 50 miles is required; deferred compensation is withheld; benefits diminish following a change of control; receives direction from the board of directors or an officer to commit an illegal or unethical act; or receives direction from the board of directors or an officer to refrain from acting and to do so is unethical or illegal.

   The agreements for the named executive officers provide for two year terms. At the end of the two year period, the term is extended automatically for an additional year unless NTELOS provides written notice that the agreement will not be extended. The current agreements are in effect until December 31, 2001.

   If an executive is terminated within twenty-four months of a change in control, he or she will receive severance benefits equal to two years' compensation. If the termination comes after twenty-four months but prior to sixty months of a change in control, the executive will receive severance benefits equal to one year's compensation or the severance benefits available to employees, whichever is greater. Any severance pay due to the executive will be reduced by any cash compensation paid to the executive by another employer after the executive's termination.

   We have amended our Executive Supplemental Retirement Plan to provide that a participant who terminates his employment with us prior to retirement but after (i) seven years service or (ii) a change in control date with good reason, shall be entitled to benefits under the plan as of the date he would have been eligible to retire. "Change of control" means (i) any person or entity, except Welsh, Carson, Anderson & Stowe, acquires direct or indirect ownership of more than 30% of the combined voting power of NTELOS; (ii) during any period of two consecutive years, individuals who constitute the board of directors, and any new director whose election was approved by a majority of the directors who either (a) were directors at the beginning of the period or
(b) were so elected, cease for any reason to constitute at least a majority of the board of directors; (iii) our shareholders approve a merger or consolidation with another entity and the merger or consolidation is consummated, other than (a) a merger or consolidation where our voting securities outstanding immediately prior to the merger or consolidation continue to represent 50% of the combined voting power of the surviving entity or (b) a merger or consolidation effected to recapitalize the company where no person acquires more than 30% of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or an agreement for the sale of substantially all of our assets and such liquidation or sale is consummated.

   We have also amended our 1997 Stock Compensation Plan to provide that the options granted thereunder may become fully exercisable upon a change in control (as defined above). Notwithstanding the foregoing, the exercisability of the options will not accelerate if we determine that the acceleration will have an adverse effect on the availability of pooling of interest accounting.

   In addition, in connection with our merger with R&B Communications, the company has entered into an employment agreement and a management continuity agreement with J. Allen Layman.

   The employment agreement with J. Allen Layman, provides that Mr. Layman will serve as president of NTELOS and president and chief executive officer of R&B Communications, Inc., a wholly-owned subsidiary of NTELOS, until February 13, 2006. In addition, the board of directors agreed that Mr. Layman would serve as Chairman of the Board and as a member of the Executive Committee.

   Mr. Layman is entitled to (1) a base salary not lower than $275,000 per year, (2) an annual incentive bonus of up to 35% of his base salary, subject to approval by the board of directors, and (3) an annual automobile allowance of $7,920. In addition, Mr. Layman is entitled to participate in our long-term stock-based incentive compensation program as well as all employee benefit plans applicable to the company's highest ranking executives, including our executive supplemental retirement plan and 401(k) restoration plan.

   NTELOS may terminate Mr. Layman's employment agreement, upon written notice, for cause or if Mr. Layman incurs a disability that continues for a period of six consecutive months or any period totaling six months within any twelve consecutive months. Mr. Layman may terminate the agreement upon prior written notice for good reason. "Cause" means any of the following: gross misconduct; willful and repeated failure to comply with the lawful directives of the board of directors; any act of dishonesty or fraud; material breach of the terms of any confidentiality, non-competition, non-solicitation or employment agreement with NTELOS; acts of malfeasance or negligence; material failure to perform the duties and responsibilities of his position; or willful and grossly negligent conduct materially damaging NTELOS. "Good reason" means any of the following: total compensation is reduced; responsibilities are diminished; relocation of more than 25 miles is required; deferred compensation is withheld; benefits diminish following a change of control; directed by the board of directors or an officer to commit an illegal or unethical act; material breach of the company's obligations under the agreement; or any purported termination that does not satisfy the requirements of the agreement.

   If Mr. Layman is terminated, other than for cause, or if Mr. Layman terminates the agreement for good reason, Mr. Layman is entitled to (1) an amount equal to the base salary he would have been entitled to receive for the period between his termination and the end of the term of the agreement, and
(2) the executive standard termination payments and pro rata incentive payments for the fiscal year in which the termination occurs. Upon a change in control of NTELOS, if Mr. Layman's employment is terminated by us without cause or by Mr. Layman with good reason, he will only be entitled to the compensation and benefits set forth in the management continuity agreement described below. Mr. Layman's employment agreement terminates automatically upon his death in which case NTELOS would have no further obligation to Mr. Layman or his estate other than the disposition of the death benefits under our employee benefit plans, base salary due through the end of the agreement, the standard termination payments and any pro rata incentive payments due.

   Mr. Layman's employment agreement also provides that during the term of the agreement and for 60 months after his employment with the company ends, Mr. Layman will not compete, directly or indirectly, with the company. Furthermore, pursuant to a non-solicitation provision, Mr. Layman may not solicit certain current and former employees of NTELOS during the term of the agreement and for 60 months thereafter. As long as Mr. Layman is not in violation of these provisions, we will pay him $250,000 annually, with adjustments for an increase in the Consumer Price Index, for the 60 months following the end of the agreement.

   Mr. Layman's management continuity agreement provides for certain benefits if we have a change of control followed by (1) his termination without cause prior to the fifth anniversary of the change of control date, or (2) his resignation for good reason prior to the fifth anniversary of the change of control date. If Mr. Layman is terminated within twenty-four months of a change in control, he will receive severance benefits equal to the greater of
(1) the amount he would be entitled to under his employment agreement if it is in effect immediately prior to his termination, (2) two year's compensation or
(3) the severance benefit available to employees of the company who are similarly situated to Mr. Layman on the termination date. This agreement is for a term ending on February 13, 2006.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY INVESTMENT

   Welsh Carson has purchased 100,000 shares of our Series B preferred stock for $100.0 million, and Morgan Stanley has purchased 12,500 shares of the Series B preferred stock for $12.5 million. The Series B preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of our common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the Series B preferred stock, we issued to Welsh Carson and Morgan Stanley warrants to purchase 500,000 shares of our common stock at an exercise price of $50.00 per share.

   Welsh Carson has also purchased 55,022 shares of Series C preferred stock for $55.0 million and 69,978 shares of Series D preferred stock for $70.0 million. Morgan Stanley has purchased 5,278 shares of that same Series C preferred stock for $5.3 million and 7,222 shares of that same Series D preferred stock for $7.2 million. The Series D preferred stock automatically converted into shares of Series C preferred stock upon our shareholders' approval of the modification to various terms of the preferred stock on December 4, 2000. The Series C preferred stock is entitled to receive dividends at an annual rate of 5.5% of the stated value and is convertible into shares of common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $45.00.

   The holders of Series B preferred stock are entitled to elect in the aggregate two of our directors. Welsh Carson has agreed with us that it will elect one director until such time as Federal Communications Commission regulations would permit Welsh Carson to control the election of more than 14.9% of our directors. Also, as long as the Series B preferred stock is outstanding, we will have no more than 11 directors on our board unless Welsh Carson otherwise agrees.

   The holders of the Series B and Series C preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. Welsh Carson has agreed with the company not to vote more than 14.9% of the votes entitled to be cast by all holders of voting securities, until such time as Federal Communications Commission regulations would permit full voting rights. Welsh Carson has granted to Morgan Stanley, the other holder of the Series B and Series C preferred stock, a proxy to cast Welsh Carson's votes in excess of 14.9%, except that Morgan Stanley will not cast more than 9.9% of the votes entitled to be cast. Shares owned by Welsh Carson that represent more than 14.9% of the votes entitled to be cast and that are not voted by Morgan Stanley pursuant to this proxy, will be voted proportionately with the votes cast at this meeting by our public shareholders.

   In connection with these equity investments, we have paid all of the reasonable out-of-pocket expenses of Welsh Carson.

AFFILIATED TRANSACTIONS

   In 2000, we awarded a contract to Nielsen Builders, Inc. for renovations of a new customer care center. The renovations were required to meet our increased customer care capacity needs resulting from our acquisition of the Richmond-Norfolk Virginia markets of PrimeCo PCS, L.P. We paid $2.0 million to Nielsen Builders, Inc. for these renovations during 2000.

   In 1999, we awarded the construction project for a new $3.7 million corporate facility to Nielsen Builders, Inc. through a competitive bid process. Construction of this facility commenced in 2000 and we paid $3.1 million to Nielsen Builders, Inc. for construction performed on the facility. Mr. John Neff currently serves as President and Chief Executive Officer of Nielsen Builders, Inc.

   In February 2001, we engaged in a merger whereby R&B Communications became a wholly-owned subsidiary. Effective May 2000, R&B Communications entered into a lease agreement with Layman Family, LLC. Under the terms of the agreement, R&B Communications will lease a 34,000 square foot building from Layman Family, LLC for a term of 20 years at a rental rate of $15 per square foot. Mr. Layman, our President and a director, is the manager of Layman Family, LLC.

                               PERFORMANCE GRAPH

   Below is a performance graph comparing the performance of our common stock for the last five years with the performance of the Nasdaq Composite Index, the Nasdaq Telecommunications Index and the S&P Telecom Index against which we have compared our performance in our last several proxy statements. The graphs assume that the value of the investment in each scenario was $100 at December 31, 1995 and that all dividends were reinvested in their respective common stock issue in the month paid.

   On a going forward basis we have determined to compare our common stock to the Nasdaq Telecommunications Index rather than the S&P Telecom Index because we believe that the Nasdaq Telecommunications Index is comprised of companies that are more comparable to us.


                                    [Graph]

                 Comparison of Five-Year Cumulative Total Return
                         Fiscal Year Ended December 31
                           1995    1996     1997     1998     1999     2000
NTELOS Inc.                 100     128      132      140      211      108
Nasdaq Compositive Index    100     123      150      210      391      238
Nasdaq Telecom Index (1)    100     104      148      242      490      224
S&P Telecom Index (2)       100     101      140      205      216      191

(1) This index consists of securities from 235 companies in the telecommunications industry, including NTELOS.
(2) This index consists of ALLTEL Corporation, BellSouth Corporation, Century Telephone, Qwest Communications International, SBC Communications Inc. and Verizon Communications Inc., and is publicly available.

                   AMENDMENT TO THE NON-EMPLOYEE DIRECTORS'
                               STOCK OPTION PLAN

                                  PROPOSAL 2

   The board of directors recommends that shareholders approve an amendment to our Non-Employee Director's Stock Option Plan (the "Directors' Plan"), reserving up to an additional 100,000 shares of our common stock for issuance under the Directors' Plan.

   The board of directors believes that the amendment to the Directors' Plan is essential to the continued functioning of the plan, which has played an important role in promoting a greater identity of interest between our non-employee directors and our shareholders. By granting stock options to the non-employee directors, they have a vested interest in our future performance which aids in aligning the interests of the director participants with the interests of our shareholders. Thus, the Directors' Plan allows us to provide an attractive investment opportunity to non-employee directors that directly ties them to the future success of NTELOS.

   As of the record date, and without giving effect to this proposal, 25,000 shares have been reserved for issuance under the Directors' Plan, of which 24,979 options have been granted leaving 21 available for grant. The amendment to the Directors' Plan would increase the number of shares reserved for issuance under the plan by 100,000 to 125,000. Proposal 2 was adopted by the board of directors on December 4, 2000, subject to shareholder approval.

DESCRIPTION OF THE DIRECTORS' PLAN

   The general purpose of the Directors' Plan is to promote a greater identity of interest between non-employee directors and NTELOS' shareholders by requiring non-employee directors to receive a certain amount of their retainer fees in options and by permitting them to receive additional options in lieu of their remaining retainer fees. The board of directors administers the Directors' Plan and has complete authority to interpret all of its provisions, to adopt, amend and rescind rules and regulations pertaining to its administration and to make all other necessary decisions.

   Participation in the Directors' Plan is limited to members of the board of directors who are not employees of NTELOS on the date an option is granted. As of March 13, 2001, there are eight directors eligible to participate in the Directors' Plan. On each January 2, or other date as the board of directors may determine, each eligible director will be granted a stock option to acquire common stock of NTELOS in lieu of all or part of the retainer fees payable to that director for the calendar year in which the option is granted. Also, on or before each December 15, each eligible director may elect to receive a stock option to acquire common stock of NTELOS in lieu of all or part of any remaining retainer fees, in multiples of 10 percent, payable to that director for the following calendar year. A non-employee director's decision to receive an option in lieu of retainer fees is irrevocable. The board of directors shall determine for each year (i) the amount of retainer fees that will be required to be paid in stock options and the number of shares of stock covered by those options and (ii) the number of shares of common stock for which an option will be granted for each stated amount of retainer fees that a director elects to relinquish. Additionally, the board of directors, in its discretion, may grant additional stock options to participants as it considers appropriate.

   Each option is evidenced by a written agreement containing the terms, conditions and restrictions, not inconsistent with the Directors' Plan, that the board of directors considers appropriate. Unless the board of directors provides otherwise, an option generally is exercisable with respect to 1/12th of the shares of stock subject to the option as of the date of grant. Thereafter, provided the participant is still serving on the board of directors at each of the following times, the options become exercisable with respect to an additional 1/12th of the granted shares on the first day of each of the following ten months with the remaining shares becoming effective on the December 1 following the date of grant of the option. The option becomes fully exercisable if the participant ceases to be a director due to death or disability. Each option is forfeited as of the date the participant ceases to be a director except to the extent the option is then exercisable or becomes exercisable as of that date.

   The price per share paid on exercise of the option is the fair market value of the stock on the option's date of grant. Participants must pay the option price in cash, by surrendering shares of stock, or by any combination thereof. No option can be exercised after the tenth anniversary of the date of grant. Options are nontransferable except by will or the laws of descent and distribution, and an option may only be exercised by the participant during his or her lifetime. No interest or right of the participant in any stock option is liable for, or subject to, any lien, obligation or liability of the participant. No participant shall have any rights as a shareholder with respect to shares of common stock subject to an option until the exercise of the option.

   The board of directors may amend the Directors' Plan; provided, however, that no amendment may become effective without shareholder approval if the amendment (i) materially increases the aggregate number of shares of common stock that may be issued under the Directors' Plan, (ii) materially changes the class of individuals eligible to become participants or (iii) materially increases the benefits that may accrue to participants under the Directors' Plan. The maximum number of shares of common stock that may be issued pursuant to options under the Directors' Plan is subject to certain adjustments. If for any reason other than exercise an option is terminated in whole or in part, the number of shares of stock allocated to the terminated option may be reallocated to other participants under the Directors' Plan. Additionally, if NTELOS effects one or more stock dividends, stock splits, subdivisions or consolidations of shares of stock or other similar changes in capitalization, the maximum number of shares of stock that may be issued pursuant to options will be adjusted proportionately.

AMENDMENT

   If the proposed amendment is approved there will be up to at least 100,021 shares of common stock available for issuance under the Directors' Plan. The additional shares provided by the amendment will be used for future awards, which are dependent on eligible directors electing to receive stock options in lieu of certain directors' fees and, therefore, are not determinable at this time.

COMMON STOCK PRICE

   On March 13, 2001, the closing market price of our common stock on the NASDAQ National Market was $17.00.

FEDERAL INCOME TAX CONSEQUENCES

   The following federal income tax consequences are generally associated with the exercise of stock options. This summary does not purport to be complete and does not take into account any state, local, foreign or other tax consequences that may be applicable.

   A participant in the Directors' Plan generally will not recognize any taxable income on the receipt of a stock option. On exercise of the option, a participant will recognize as ordinary income the excess of the fair market value of the stock purchased over the purchase price paid. A participant will have a tax basis in the shares of stock purchased equal to the amount paid plus the amount the participant included in income on exercise, and the participant then will recognize capital gain (or loss) on a subsequent sale of the stock to the extent the amount realized on the sale exceeds (or is less than) the tax basis of the stock sold. That gain (or loss) will be taxed as long-term (if the stock is held for more than one year) or short-term (if the stock is held for one year or less) capital gain (or loss), depending on the amount of time the participant held the shares of stock before he or she sold them. The foregoing tax consequences will be different if the participant pays the exercise price of the option by surrendering shares of stock.

   On a participant's exercise of an option, NTELOS generally will be entitled to deduct an amount equal to the ordinary income the participant recognizes.

VOTE REQUIRED

   Directors who are not employees of the company may benefit from the adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment.

   Approval of this proposal requires the affirmative votes of the majority of shares of common stock present at the meeting, in person or by proxy.

            The board of directors recommends a vote "FOR" proposal 2.

                          AMENDMENT TO THE 1997 STOCK
                               COMPENSATION PLAN

                                  PROPOSAL 3

   The board of directors recommends that shareholders approve an amendment to our 1997 Stock Compensation Plan (the "1997 Plan") reserving an additional 1,550,000 shares of our common stock for issuance under the 1997 Plan.

   The board of directors believes that this amendment to the 1997 Plan is important to the continued functioning of the 1997 Plan, which has proved an effective means of recruiting, motivating and retaining the most qualified employees needed to maintain and improve our competitive position. In addition, the 1997 Plan aids in aligning the interest of employees with those of our shareholders through increased employee ownership of the company.

   As of the record date, and without giving effect to this proposal, 950,000 shares have been reserved for issuance under the 1997 Plan, of which 937,212 (net of reallocated forfeitures) have been granted pursuant to the plan. The amendment would increase the number of shares reserved for issuance under the 1997 Plan by 1,550,000 to 2,500,000. Proposal 3 was adopted by the board of directors on December 4, 2000, subject to shareholder approval.

DESCRIPTION OF THE 1997 PLAN

   The general purpose of the 1997 Plan is to assist NTELOS in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of NTELOS by giving them stock options, both incentive stock options and nonqualified stock options, stock appreciation rights (SARs), stock awards and performance shares. The board of directors appoints a committee to administer the 1997 Plan on behalf of NTELOS. The administrator has complete authority to grant options, SARs, stock awards and performance shares on such terms, not inconsistent with the 1997 Plan, as the administrator considers appropriate. The administrator has complete authority (i) to interpret the 1997 Plan, (ii) to prescribe the form of written agreements covering awards granted under the 1997 Plan, and (iii) to adopt, amend and rescind rules and regulations pertaining to the administration of the 1997 Plan.

   Participation in the 1997 Plan is limited to employees of NTELOS or subsidiaries of NTELOS, including any entity becoming a subsidiary after the adoption of the 1997 Plan. The administrator, in its discretion, shall grant awards to those eligible individuals who have contributed significantly or can be expected to contribute significantly to the profits or growth of NTELOS or any of its subsidiaries. Directors of NTELOS who are employees may be selected to participate in the 1997 Plan. Each award under the 1997 Plan is evidenced by a written agreement in such form and containing such terms, conditions and restrictions as the administrator considers appropriate. Each award under the 1997 Plan will expire on and after the time specified in the written agreement governing the award, which generally will not be later than 10 years after the date of grant of the award.

   When an option is granted under the 1997 Plan, the administrator will designate whether the option is an incentive stock option or a nonqualified stock option and will specify the number of shares of common stock subject to the option. Each option shall be exercisable at such time as the administrator shall provide in the written agreement governing the option. The agreement will provide the price per share to be paid on exercise of the option, which, in case of an incentive stock option, will not be less than the fair market value of the stock on the date the option is granted. Each optionee must pay the option price in cash except that, if the written agreement governing the option so provides, payment of the option price may also be made by surrendering shares of stock.

   When an SAR is granted, the administrator will specify the number of shares of stock covered by each award. An SAR may be granted in tandem with a particular option, in which case it will only be exercisable upon the surrender to NTELOS, on exercise of the SAR, of that portion of the option to which the SAR relates. An SAR granted in tandem with an option may be exercised only to the extent the related option is exercisable and only when the fair market value of the underlying stock exceeds the option price of the related option. At the administrator's discretion, the amount payable on exercise of an SAR may be settled in cash, common stock or any combination of cash and common stock.

   When a stock award or performance share is granted, the administrator will specify the number of shares of stock covered by each such award. A participant's rights in a stock award may be forfeited or otherwise restricted as set forth in the written agreement covering that award. In connection with a performance share award, the participant shall be entitled to receive payment pursuant to the award on the satisfaction of such performance objectives as are set forth in the written agreement covering the award. The amount payable under the performance award may be settled in cash, common stock or a combination of cash and common stock.

   As a general rule, awards under the 1997 Plan are nontransferable except by will or the laws of descent and distribution, and no interest or right of a participant in any award shall be liable for, or subject to, any lien, obligation or liability of the participant. Notwithstanding the preceding sentence, however, a participant may transfer an option that is not an incentive stock option, and an SAR that is not granted in tandem with an incentive stock option, to the participant's children, grandchildren, spouse, a trust for the benefit of such family members or a partnership in which those family members are the only partners, on such terms and conditions as may be permitted under the applicable securities law in effect from time to time. In the event of any transfer of an SAR that was granted in tandem with an option, the SAR and the option must be transferred to the same person or persons or entity or entities.

   Each recipient of an award shall be responsible for satisfying any income and employment tax withholdings attributable to the exercise or payment of the award. Generally, no participant has any rights as a shareholder with respect to any shares of common stock subject to an award until the award is exercised or paid pursuant to its terms and only then when it is settled in shares of stock. However, prior to forfeiture, a participant will have all rights of a shareholder with respect to a stock award, including the right to receive dividends and vote the shares; provided, however, that during such period, the participant may not sell, transfer or dispose of the shares of stock.

   The maximum number of shares of stock that may be granted pursuant to awards under the 1997 Plan is subject to certain adjustments. If (i) an option is terminated for any reason other than its exercise or the exercise of an SAR granted in tandem with the option that is settled with stock, (ii) an SAR is terminated for any reason other than its exercise and settlement with stock or the exercise of the option granted in tandem with the SAR, (iii) a performance share is terminated for any reason other than settlement with stock, or (iv) a stock award is forfeited, the number of shares of common stock allocated to each such award may be reallocated to other awards to be granted under the 1997 Plan.

AMENDMENT

   If the proposed amendment is approved, there will be up to at least 1,562,788 shares of common stock available for issuance under the terms of the 1997 Plan. The newly reserved shares will be used for future awards, which are subject to the discretion of the administrator and, therefore, are not determinable at this time.

COMMON STOCK PRICE

   On March 13, 2001, the closing market price of our common stock on the NASDAQ National Market was $17.00.

FEDERAL INCOME TAX CONSEQUENCES

   The following federal income tax consequences are generally associated with awards under the 1997 Plan. This summary does not purport to be complete and does not take into account any state, local, federal or other tax consequences that may be applicable.

   An optionee generally will not recognize any taxable income on the receipt of a nonqualified stock option. On exercise of the nonqualified stock option, an optionee will recognize as ordinary income the excess of the fair market value of the common stock purchased over the purchase price paid. An optionee will have a tax basis in the shares of common stock purchased equal to the amount paid for the stock plus the amount included in income on exercise of the option, and the holding period for tax purposes of the shares of common stock begins on the day of purchase. An optionee will recognize capital gain (or loss) on a subsequent sale of the stock to the extent the amount realized on the sale exceeds (or is less than) the tax basis in the stock sold. That gain (or loss) will be taxed as a long-term (if the stock is held for more than one year) or short-term (if the stock is held for one year or less) capital gain (or loss), depending on the time the optionee held the shares of stock before he or she sold them. The foregoing tax consequences will be different if an optionee pays the exercise price of the option by surrendering shares of common stock.

   An optionee generally will not recognize any taxable income on the receipt of an incentive stock option or on the exercise of an incentive stock option. Nonetheless, the exercise of an incentive stock option can increase the optionee's alternative minimum tax liability. An optionee's tax basis in the shares of common stock purchased generally equals the purchase price paid for the stock. The holding period for tax purposes of the stock begins on the day of purchase. An optionee will recognize taxable income on any subsequent sale of the shares of common stock. Provided the sale occurs more than two years after the grant of the incentive stock option and more than one year after the optionee purchases the stock, the optionee will recognize on the sale capital gain (or loss) to the extent the amount realized on the sale exceeds (or is less than) the tax basis in the stock sold. That gain (or loss) will be taxed as long-term capital gain (or loss). However, if the sale occurs on or before two years after the date of grant of the incentive stock option or one year after the optionee purchases the stock, the optionee will have made a "disqualifying disposition" of the stock. In that event, the optionee will recognize as ordinary income in the year of the sale the excess of the fair market value of the shares of stock on the date of exercise of the incentive stock option over the purchase price paid for the stock. Then, any additional gain the optionee realizes on the sale, in excess of the ordinary income recognized, will be treated as long-term, if the stock is held for more than one year, or short-term, if the stock is held for one year or less, capital gain, depending on the length of time the optionee held the shares of stock before he or she sold them. A special rule applies to a disqualifying disposition of stock where the amount an optionee realizes on the sale is less than the fair market value of the stock on the date of exercise of the incentive stock option. In that event, an optionee generally will recognize as ordinary income the excess, if any, of the amount realized on the sale over the purchase price paid. Any loss will be treated as a long-term or short-term capital loss, depending on the length of time the optionee held the shares of stock before he or she sold them. The foregoing tax consequences will be different if the optionee pays the exercise price of the option by surrendering shares of common stock.

   On exercise of an SAR, the participant generally will recognize as ordinary income the cash and the fair market value of any common stock he or she receives. With a stock award, the participant generally will recognize ordinary income at the time the stock is no longer subject to forfeiture or becomes transferable, such as when it vests, in an amount equal to the fair market value at the time the stock vests. However, the participant can make a special tax election, called a "Section 83(b) Election," within 30 days of the award of the stock. As a result of the Section 83(b) Election, the participant then will be taxed on the fair market value of the stock at the time of the award, despite the fact that the stock is subject to forfeiture and not transferable, in lieu of when the stock award vests. A participant generally will recognize as ordinary income the cash and the fair market value of stock received on payment of any performance shares. The participant will recognize capital gain (or loss) on a subsequent sale of any stock received to the extent the amount realized on the sale exceeds (or is less than) his or her tax basis in the stock sold.

   NTELOS and its subsidiaries generally will not be entitled to a federal income tax deduction with respect to the grant or exercise of an incentive stock option. In the event an optionee disposes of shares of common stock acquired under an incentive stock option in a disqualifying disposition, NTELOS or its subsidiary generally will be entitled to a federal income tax deduction equal to the amount of ordinary income the optionee recognizes. On the other hand, the exercise of a nonqualified stock option generally will entitle NTELOS or its subsidiary to deduct an amount equal to the ordinary income the optionee recognizes on exercise of the option. NTELOS or its subsidiaries generally also will be entitled to a federal income tax deduction equal to the amount of ordinary income the participant recognizes (i) on exercise of an SAR, (ii) on either the vesting of a stock award or a Section 83(b) Election, as applicable, or (iii) on payment of a performance share. In certain cases, however, NTELOS and its subsidiaries may not be entitled to deduct part or all of the foregoing amounts to the extent the aggregate compensation paid to certain enumerated employees of NTELOS in any taxable year exceeds $1,000,000. There are exceptions to the $1,000,000 deduction limit for "performance-based" compensation. In any event, NTELOS will be required to withhold or obtain payment from the participant for the amount of all applicable income and tax withholdings relating to an award under the 1997 Plan.

VOTE REQUIRED

   Directors who are employees of the company may benefit from the adoption of this amendment, and to that extent may have a conflict of interest in recommending the amendment.

   Approval of this proposal requires the affirmative votes of the majority of shares of common stock present at the meeting, in person or by proxy.

            The board of directors recommends a vote "FOR" proposal 3.

                             FINANCIAL STATEMENTS

   Our 2000 Annual Report to Shareholders contains audited financial statements for 2000, 1999 and 1998 and the report of McGladrey & Pullen, LLP thereon. Management's Discussion and Analysis of Financial Condition and Results of Operations is also contained in this 2000 Annual Report.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The firm of McGladrey & Pullen, LLP, P. O. Box 1276, Richmond, Virginia, 23218, independent public accountants, audited our financial statements for the fiscal year ended December 31, 2000. A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting and will be available to make a statement and to answer appropriate questions with respect to their audit of our financial statements and records for the fiscal year ended December 31, 2000.

                             SHAREHOLDER PROPOSALS

   In order for proposals of shareholders to be considered for inclusion in the proxy materials for our 2002 annual meeting of shareholders, such proposals must be received by our Corporate Secretary by December 1, 2001.

   Shareholders may bring other business before the annual meeting only in accordance with the provisions of our bylaws, which require, among other things, that notice be given to us not less than sixty days prior to the meeting.

                                   FORM 10-K

   Upon written request to our Corporate Office, P. O. Box 1990, Waynesboro, Virginia 22980, shareholders will be furnished without charge a copy of our Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and the schedules thereto for the most recent fiscal year.

Waynesboro, Virginia
March 30, 2001

                                                                     Appendix A

                                  NTELOS INC.

                            AUDIT COMMITTEE CHARTER

I. APPOINTMENT

   There shall be an Audit Committee consisting of not less than three (3) members of the Board of Directors who are not officers or employees (or their immediate family members) of the Company and shall be wholly composed of directors of the Company who are "independent" within the meaning of the Rules of the Nasdaq Stock Market, Inc., except that the Board of Directors, upon determining it to be in the best interest of the Company and the shareholders, may appoint one director who is not independent and is not a current employee nor an immediate family member of an employee of the Company. The members of said Committee shall be appointed annually by the Board of Directors and shall continue to act until their successors are elected, but shall be subject to removal at any time by the majority of the entire Board. Any such vacancy shall be filled by the Board in accordance with this Section. All members of the Audit Committee shall have a requisite working familiarity with basic finance and accounting practices in compliance with the Rules of The Nasdaq Stock Market, Inc. Furthermore, at least one member of the Audit Committee shall have accounting or related financial management expertise in compliance with the Rules of the Nasdaq Stock Market, Inc.

II. POWERS

   The Audit Committee shall: (a) assist the Board of Directors in discharging its statutory and fiduciary responsibilities with regard to audits of the books and records of the Company and the monitoring of its accounting and financial reporting practices; (b) review and consider the work of the Company's independent accountants and share with the Board the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for shareholder approval in any proxy statement);
(c) carry on appropriate oversight to determine that the Company has adequate administrative and internal accounting controls and that they are operating in accordance with prescribed procedures and codes of conduct; and (d) independently review the Company's financial information that is distributed to shareholders and the general public.

   In addition, the Audit Committee shall ensure that the Company's independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1. This shall include: (i) disclosing to the Audit Committee of the Company, in writing, all relationships between the independent accountant and its related entities and the Company and its related entities that in the independent accountant's professional judgment may reasonably be thought to bear on independence, (ii) confirming in the letter that, in its professional judgment, it is independent of the Company within the meaning of the Securities Act of 1933, as amended, and (iii) discussing the independent accountant's independence with the Audit Committee.

III. MEETINGS

   The Audit Committee shall meet at least semi-annually and at such other times as determined by the Chairman of the Committee. Two (2) members of the Committee shall constitute a quorum for the transaction of business. Unless a Chairman is elected by the full Board, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

IV. DUTIES AND RESPONSIBILITIES

   A. Annually

     1. Recommend to the Board of Directors the appointment of the independent accountants; such recommendation shall reflect consideration of:

       a. Independence and professionalism;

       b. Opinions on the performance of the independent accountants by management;

       c. Accessibility to the full Board;

       d. Accountability to the full Board of Directors and Audit Committee, as the shareholders' representative;

       e. The report of the independent accountants' latest peer review; and

       f. Fees.

     2. Review and approve the proposed engagement letter and audit fee.

     3. Consult with management or independent accountants to ascertain that the audit plan and audit scope is reasonable and that resources are reasonably allocated as to risk and exposure.

     4. Meet with the independent accountants to:

       a. appraise the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems;

       b. determine that management places no restrictions on the scope of the audits or examinations;

       c. request their opinion on various matters including the quality of financial and accounting personnel;

       d. inquire about the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements; and

       e. determine whether there were any significant financial reporting issues discussed during the accounting period and if so how they were resolved.

     5. Review the Company's annual financial statements and related notes thereto including the following:

       a. Determine that management and the independent accountants are satisfied with the disclosures and the form and content of such financial statements. Management and the independent accountants should provide to the Audit Committee qualitative judgments about the appropriateness, not just acceptability of accounting principles and financial disclosure practices used including degree of aggressiveness or conservatism of accounting principles used.

     6. Review with management and the auditors, their assessments of the adequacy of internal controls and the resolution of any identified material weaknesses and reportable conditions.

     7. Annually review the process governing the preparation of quarterly financial statements and related disclosures.

     8. Review, approve, update and submit for Board approval the charter of this Committee.

     9. Include in the Company's proxy or information statements relating to annual meetings of shareholders at which directors are to be elected (or special meetings or written consents in lieu of such meetings), a report of the Audit Committee that complies with the SEC's regulations for such reports.

     10. Following completion of the Company's annual audit, review separately with the Company's management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including (i) any restrictions on the scope of work or access to required information, and (ii) the nature and extent of any significant changes in accounting principles or the application therein.

   B. Periodically

     1. Review and approve any major changes in auditing and accounting policies, standards, practices or principles which are suggested by the Company's independent accountants, management or internal auditing department. Ascertain the reasons for the change and inquire if the accounting change will be mentioned in the independent accountant's report. Discussion should include auditor and management qualitative judgments about the appropriateness, not just acceptability, of the proposed change and degree of aggressiveness or conservatism underlying the proposed change.

     2. Review internal accounting controls and compliance with applicable laws and regulations through a review of reports and management letters issued by the auditors in respect thereof. Determine that management's responses and proposed actions are appropriate; determine whether such actions have been or are being implemented by reviewing audit reports.

     3. Discuss with management the status of litigation and, if deemed appropriate, consult with management and legal counsel on the status of significant litigation.

V. REPORTING

   The Chairman of the Audit Committee will periodically report the Committee's work and findings to the Board of Directors. Said report will contain recommendations for appropriate Board actions.

VI. MANAGEMENT SUPPORT

   To assist the Audit Committee in fulfilling its duties, management will provide the Committee with information and reports as needed and requested. Management will provide the Committee or, in absence of a meeting of the Audit Committee, the Board of Directors or Executive Committee periodic updates on major developments on existing or new litigation.

VII. CONSISTENCY WITH ARTICLES OF INCORPORATION OR BYLAWS

   To the extent that any provision or section of this Charter may be inconsistent with any article, provision or section of the Articles of Incorporation or the Bylaws of the Company, the Articles of Incorporation or the Bylaws, as appropriate, shall fully control.

P R O X Y                         NTELOS INC.

                   Proxy Solicited by the Board of Directors
   The undersigned hereby constitutes J.B. Mitchell, Sr. and M.B. Moneymaker, or either of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all common stock of the undersigned at the Annual Meeting of Shareholders to be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia on Tuesday, May 8, 2001, at 10:00 a.m., or any adjournment thereof.

   The Board of Directors recommends a vote "FOR" items 1, 2, 3, and 4.

1. ELECTION OF FIVE DIRECTORS (three Class I, one Class II and one Class III)
   [_] FOR all nominees listed below              [_] WITHHOLD AUTHORITY to
(Except as marked to the contrary below)     vote for all nominees listed below


(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

     C. A. Rosberg A.W. Hamill A.J. de Nicola J.B. Williamson, III J.A. Layman
       (Class I)    (Class I)    (Class I)    (Class II)           (Class III)

VOTE ON PROPOSALS               FOR    AGAINST  ABSTAIN
2. To amend the Non-            [_]      [_]      [_]
   Employee Directors'
   Stock Option Plan to
   reserve an additional
   100,000 shares for
   issuance under the plan
3. To amend the 1997            [_]      [_]      [_]
   Stock Compensation
   Plan to reserve an
   additional 1,550,000
   shares for issuance
   under the plan
4. To vote on such other        [_]      [_]      [_]
   business, if any, that
   may properly come
   before the meeting.

[_] Please check box if you plan to attend the meeting.
                           (continued on other side)

                          (continued from other side)

Dated: ______________________., 2001    _______________________________________


                                        _______________________________________
                                          (Please sign your name(s) exactly as
                                                     shown hereon.)

                                        THIS PROXY WHEN PROPERLY EXECUTED WILL
                                        BE VOTED IN THE MANNER DIRECTED HEREIN
                                        BY THE SHAREHOLDER(S). IF NO DIRECTION
                                        IS MADE, THIS PROXY WILL BE VOTED FOR
                                        THE NOMINEES FOR ELECTION OF ALL FIVE
                                        DIRECTORS AND APPROVAL OF THE OTHER
                                        MATTERS TO BE CONSIDERED AT THE MEET-
                                        ING.